EXHIBIT 16

August 24, 2006

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Greater China Media and Entertainment Corp. (formerly AGA Resources, Inc.) and on December 22, 2005, we reported on the balance sheets of Greater China Media and Entertainment Corp. (formerly AGA Resources, Inc.) as of September 30, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from date of inception on December 15, 2004 to September 30, 2005. On July 21, 2006 we resigned as the independent registered public accounting firm of Greater China Media and Entertainment Corp. (formerly AGA Resources, Inc.). We have read Greater China Media and Entertainment Corp. ‘s (formerly AGA Resources, Inc.) statements included under Item 4.01 of its Form 8-K dated August 24, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Greater China Media and Entertainment Corp.’s (formerly AGA Resources, Inc.) statements related to the engagement of Michael T. Studer, C.P.A., P.C. as their independent registered public accounting firm

Very truly yours,
MOEN & COMPANY, LLP.

By:	/s/ Moen & Company, LLP

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